EXHIBIT 99.1

Contact: Sheila Davis – PR/IR Mgr. – 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RECORD RESULTS
AND $1 BILLION MILESTONE FOR FISCAL 2004
—Cash Dividend Announced —

FOREST CITY, IOWA, October 14, 2004 – Winnebago Industries, Inc. (NYSE:WGO), the nation’s leading motor home manufacturer, today reported record financial results for the Company’s fourth quarter and fiscal year ended August 28, 2004.

        Revenues for the fourth quarter of fiscal 2004 were a record $283.0 million, a 25 percent increase compared to revenues of $225.7 million for the fourth quarter last year.

        Net income for the fourth quarter ended August 28, 2004 was a record $19.0 million, a 58 percent increase compared to $12.0 million for the fourth quarter of fiscal 2003. On a diluted per share basis, the Company earned a record 55 cents a share for the fourth quarter of fiscal 2004, a 72 percent increase compared to 32 cents a share for the fourth quarter last year.

        Revenues for fiscal 2004 were a record $1.1 billion, a 32 percent increase compared to $845.2 million for the previous fiscal year.

        Net income for fiscal 2004 was a record $70.6 million, a 41 percent increase compared to $49.9 million for fiscal 2003. On a diluted per share basis, the Company earned a record $2.03 a share, a 53 percent increase compared to $1.33 a share for fiscal 2003. Included in fiscal 2003 net income was $1.2 million from discontinued operations, or three cents a share.

        “We are extremely pleased with our record results for the fourth quarter and fiscal 2004,” said Winnebago Industries Chairman, CEO and President Bruce Hertzke. “It is a particularly significant milestone to reach $1 billion in revenues. I want to thank all of our Winnebago Industries team for helping us achieve these outstanding results.”

        “The fourth quarter benefited from additional Class A diesel motor home sales, while fiscal 2004 was positively impacted by increased motor home sales volume overall, as well as a stronger mix of Class A diesel products,” continued Hertzke. “The successful launch last fall of our new Winnebago Vectra and redesigned Journey, as well as the new Itasca Horizon and Meridian diesel motor home products in our 2004 product lines, provided significant momentum for our growth in the Class A diesel market throughout the year. Winnebago Industries’ Class A diesel retail market share grew to 14.3 percent calendar year to date through August 2004 compared to 8.9 percent for the same period last year. Our new Charles City motor home production facility expansion also contributed to our successful results in fiscal 2004, enabling us to provide motor homes to our dealers in a timely manner.”

        Winnebago Industries continues to be the top-selling motor home manufacturer in America with 19.2 percent market share for the first eight months of calendar 2004, compared to 19.1 percent for the same period last year.

–more –

Winnebago Industries’ 4th Quarter/Fiscal 2004 Results – Page 2

        As previously announced, Winnebago Industries increased its cash dividend by 40 percent. The Company increased the quarterly dividend to seven cents a share, which annualized would amount to a total of 28 cents a share during fiscal 2005 versus five cents a share quarterly for a total of 20 cents a share annually during fiscal 2004. In a meeting held yesterday, the Board of Directors declared a quarterly cash dividend of seven cents a share, payable on January 5, 2005 to shareholders of record as of December 3, 2004.

        In June, the Board of Directors also announced the Company’s ninth stock repurchase program, authorizing the purchase of Winnebago Industries’ common stock for an aggregate price of up to $30 million. The Company had repurchased 116,800 shares as of August 28, 2004 under that authorization for an aggregate price of approximately $3.4 million. During fiscal 2004, Winnebago Industries repurchased in total approximately 3.4 million shares of common stock (adjusted for the 2-for-1 stock split on March 5, 2004) for an aggregate price of approximately $77.7 million. As of August 28, 2004, there were approximately 33.6 million shares outstanding.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Thursday, October 14, 2004. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.winnebagoind.com, at www.shareholder.com/winnebago/medialist.cfm or www.vcall.com. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and Rialta brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands except per share amounts)
(Adjusted for 2-for-1 Stock Split)

	Quarter Ended		Fiscal Year Ended
	8/28/2004	8/30/2003	8/28/2004	8/30/2003
Net revenues	$283,002	$225,694	$1,114,154	$845,210
Cost of goods sold	241,346	196,902	951,985	731,832

Gross profit	41,656	28,792	162,169	113,378

Operating expenses
Selling	6,986	6,346	20,764	19,753
General and administrative	5,643	4,044	30,607	16,331

Total operating expenses	12,629	10,390	51,371	36,084

Operating income	29,027	18,402	110,798	77,294
Financial income	484	398	1,436	1,399

Pre-tax income	29,511	18,800	112,234	78,693
Provision for taxes	10,521	6,832	41,593	29,961

Income from continuing operations	18,990	11,968	70,641	48,732
Income from discontinued operations
(Net of taxes)	—	—	—	1,152

Net income	$18,990	$11,968	$70,641	$49,884

Income per share (basic)
From continuing operations	$0.56	$0.33	$2.06	$1.32
From discontinued operations	—	—	—	.03

Net income	$0.56	$0.33	$2.06	$1.35

Number of shares used in per share
calculations-basic	33,670	36,368	34,214	36,974

Income per share (diluted)
From continuing operations	$0.55	$0.32	$2.03	$1.30
From discontinued operations	—	—	—	.03

Net income	$0.55	$0.32	$2.03	$1.33

Number of shares used in per share
calculations-diluted	34,244	36,980	34,789	37,636

Winnebago Industries, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	Aug. 28, 2004	Aug. 30, 2003

ASSETS
Current assets
Cash	$75,545	$99,381
Receivables	46,112	30,885
Inventories	130,733	114,282
Other	17,679	12,741

Total current assets	270,069	257,289
Property and equipment, net	63,995	63,318
Deferred income taxes	25,166	22,491
Investment in life insurance	22,863	22,794
Other assets	12,463	11,570

Total assets	$394,556	$377,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$46,659	$52,239
Income taxes payable	4,334	—
Accrued expenses	54,285	40,159

Total current liabilities	105,278	92,398
Post retirement health care and
deferred compensation benefits	87,403	74,438
Stockholders’ equity	201,875	210,626

Total liabilities and stockholders’ equity	$394,556	$377,462

Winnebago Industries Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(In thousands)

	Fiscal Year Ended
	8/28/2004	8/30/2003
Cash flows from operating activities
Net income as shown on the statement of income	$70,641	$49,884
Income from discontinued operations	—	(1,152)

Income from continuing operations	70,641	48,732
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	9,628	8,786
Tax benefit of stock options	2,573	1,356
Other	657	176
Change in assets and liabilities
Increase in receivable and other assets	(16,764)	(1,825)
Increase in inventories	(16,451)	(628)
Increase in deferred income taxes	(7,615)	(1,071)
Increase in accounts payable and accrued expenses	6,195	6,407
Increase (decrease) in income taxes payable	5,759	(4,035)
Increase in postretirement benefits	12,061	4,884

Net cash provided by continuing operations	66,684	62,782
Net cash provided by discontinued operations	—	234

Net cash provided by operating activities	66,684	63,016

Cash flows (used in) provided by investing activities
Purchases of property and equipment	(10,588)	(23,487)
Other	(318)	(1,232)

Net cash used in continuing operations	(10,906)	(24,719)
Net cash provided by discontinued operations	—	39,288

Net cash (used in) provided by investing activities	(10,906)	14,569

Cash flows used in financing activities and capital transactions
Payments for purchase of common stock	(77,668)	(20,221)
Payment of cash dividends	(6,899)	(3,701)
Proceeds from issuance of common and treasury stock	4,953	3,493

Net cash used in financing activities and capital transactions	(79,614)	(20,429)

Net (decrease) increase in cash and cash equivalents	(23,836)	57,156
Cash and cash equivalents-beginning of period	99,381	42,225

Cash and cash equivalents-end of period	$75,545	$99,381

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries
(Volume in Units)

	Quarter Ended		Fiscal Year Ended
	8/28/2004	8/30/2003	8/28/2004	8/30/2003
Unit deliveries
Class A gas	1,289	1,408	5,277	5,153
Class A diesel	686	382	2,831	1,552
Class C	1,113	1,151	4,408	4,021

Total shipments	3,088	2,941	12,516	10,726

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Volume in Units)

	Fiscal Year Ended
	8/28/2004	8/30/2003
Sales order backlog
Class A gas	1,187	1,172
Class A diesel	614	612
Class C	740	848

Total backlog*	2,541	2,632
Dealer inventory	4,978	3,945

* The Company includes in its backlog all accepted orders from dealers shippable within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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